WESTERN ASSET MIDDLE MARKET & HIGH YIELD FUND INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of Western Asset Middle Market & High Yield Fund Inc., a Maryland corporation (the “Corporation”), is hereby amended to change the name of the Corporation to “Western Asset Middle Market Income Fund Inc.”

SECOND: The foregoing amendment to the charter of the Corporation has been approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Assistant Secretary on this 5th June, 2014.

ATTEST:		WESTERN ASSET MIDDLE MARKET & HIGH YIELD FUND INC.

By:	/s/ George Hoyt	By:	/s/ Kenneth D. Fuller
	George Hoyt, Assistant Secretary		Kenneth D. Fuller, President

The undersigned, President of Western Asset Middle Market & High Yield Fund Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Kenneth D. Fuller
Kenneth D. Fuller, President